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                                                                     EXHIBIT 3.3

                               AMENDMENT NUMBER 1
                                  TO THE BYLAWS
                                       OF
                             FLOTEK INDUSTRIES INC.
                ---------------------------------------------



4.2 QUALIFICATION. No person shall be qualified for election as a Director if he is less than 18 years of age; if he is of unsound mind and has been so found by a court in Canada or elsewhere; if he is not an individual; or if he has the status of a bankrupt. A Director need not be a Shareholder. A majority of the Directors all be resident Canadians. SUBJECT TO SUBSECTION 100(4) OF THE ACT, AT LEAST HALF OF THE DIRECTORS OF THE CORPORATION MUST BE RESIDENT CANADIANS. At least two of the Directors shall not be officers or employees of the Corporation or any of its affiliates.

4.8 Delete this section in its entirety and replace with the following: Canadian Presence at Meetings. The Board shall not transact business at meeting, other than filling a vacancy in the Board unless at least one-third of the Directors present are resident Canadians, except where a resident Canadian Director who is unable to be present approves in writing or by telephone, electronic or other means of communication the business to be transacted at the Meeting.


Dated effective as of October 15, 1997

                            /s/ BROOKII WOOTTON
                -------------------------------------------------
                      Brookii Wootton, Corporate Secretary